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                                                                     Exhibit 3.3

                           CERTIFICATE OF DESIGNATION

                                       OF

                                   CONVERTIBLE
                            PREFERRED STOCK, SERIES A

                                       OF

                                NATIONSRENT, INC.

                            ------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                            ------------------------


         NationsRent, Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company on July 20, 1999 (the "Adoption Date"), duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $.01 per share, with a liquidation preference of $1,000 per share (the "Liquidation Preference"), which shall be designated as Series A Convertible Preferred Stock (the "Preferred Stock"), consisting of 100,000 shares having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. RANKING. The Preferred Stock shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of preferred stock established after the Adoption Date, by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities"); (ii) on a parity with any additional shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after the Adoption Date, by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution




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of the Company (collectively referred to as "Parity Securities"); and (iii)
junior to each class of capital stock or series of preferred stock issued by the Company established after the Adoption Date, by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and/or distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). Notwithstanding the foregoing, a security shall not be deemed to be a "Senior Security" solely because such security has a stated dividend or interest coupon.

         2. PARTICIPATING DIVIDENDS. In the event that the Company declares, makes or pays any dividends or other distributions upon the Common Stock (whether payable in cash, securities, rights or other property) other than dividends and distributions referred to in paragraph 3(vi), the Company shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends or other distributions to the holders of the Common Stock (and with the same record date), the dividends or distributions which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined.

         3. CONVERSION RIGHTS.

                  (i) A holder of shares of Preferred Stock may convert such shares into Common Stock at any time, unless previously redeemed, at the option of the holder thereof. In the event of a Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, shares of Preferred Stock may be converted at any time up to the time that the holder of shares has accepted the Company's redemption offer pursuant to paragraph 5 (or after such offer is rejected) and, in the case of a Change in Control that is an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, such shares may be converted at any time up to the effective time of the Change in Control. In the case of a redemption of shares of Preferred Stock pursuant to paragraph 6, such shares may be converted at any time up to the time of redemption. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

                  (ii) To convert Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Preferred Stock, (B) notify the Company at such office that he elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate



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or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required by clause (iv) below. In the event that a holder fails to notify the Company of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical following the Conversion Date, the Company shall deliver a certificate representing the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. No payment or adjustment will be made for accrued and unpaid dividends on shares of Preferred Stock which have been converted. The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock in accordance with paragraph 2 hereof will be entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preference of all shares of Preferred Stock converted.

                  (iii) The Company shall not issue any fractional shares of Common Stock upon conversion of Preferred Stock. Instead the Company shall pay a cash adjustment based upon the closing price of the Common Stock on the principal securities exchange on which the Common Stock is then listed on the Business Day prior to the Conversion Date.

                  (iv) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

                  (v) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Preferred Stock in full. The Company further covenants that it will list and keep listed on the New York Stock Exchange, so long as the Common Stock shall be listed on the New York Stock Exchange, all Common Stock issuable upon conversion of the Preferred Stock. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock.

                  (vi) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by



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a fraction the numerator of which shall be the number of shares of Common
Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for the determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 3(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

                  (vii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased, in either case to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (viii) The capital reorganization, reclassification, conversion or exchange of Common Stock into securities, including securities other than Common Stock (other than a reclassification, conversion or exchange in connection with a business combination to which paragraph 3(xv) below shall apply), shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock, and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification, conversion or exchange into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification, conversion or exchange shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph 3(vii) above).

                  (ix) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Preferred Stock pursuant hereto.



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                  (x) For purposes of this paragraph 3, "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of paragraph 3(xv) below, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification, conversion or exchange thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company, provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications, conversions or exchanges bears to the total number of shares of all such classes resulting from all such reclassifications, conversions or exchanges.

                  (xi) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

                  (xii) Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the transfer agent for the Preferred Stock, if any, a certificate from the Company's chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it. In the event of any dispute thereon, the opinion of the Company's independent public accountants, if accepted by the Board of Directors of the Company, shall be conclusive and binding on the holders of the Preferred Stock absent manifest error.

                  (xiii) Upon a determination by the Board of Directors of the Company, the Company from time to time may reduce the Conversion Price if the Board of Directors of the Company considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.

                  (xiv) If:

                           (A) the Company enters an agreement to consolidate or merge with, or transfer all or substantially all of its assets to, another Person, and stockholders of the Company must approve the transaction; or

                           (B) the Company adopts a plan of dissolution or liquidation of the Company;

the Company shall mail to holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least




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10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A) or
(B) of this paragraph 3(xiv).

                  (xv) In the case of any

                           (A) consolidation or merger of the Company with or into any other Person in which the Common Stock is converted into securities of another Person, or the right to receive cash or assets,

                           (B) transaction consisting of a sale or transfer of all or substantially all the assets of the Company in exchange for securities of another Person, cash or assets followed by a liquidation, or

                           (C) capital reorganization or reclassification, conversion or exchange of outstanding shares of Common Stock other than in connection with a business combination,

then, except with respect to shares of Preferred Stock that the Company shall become obligated to purchase upon due acceptance of an offer made by the Company pursuant to paragraph 5 or unless the Preferred Stock shall be automatically converted into Common Stock pursuant to paragraph 5, upon consummation of such transaction, each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, or the right to receive cash or other assets, receivable upon the consolidation, merger, liquidation, capital reorganization, conversion, reclassification or exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, liquidation, capital reorganization, conversion, reclassification or exchange (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this paragraph 3(xv) applies, paragraphs 3(vi), 3(vii) and 3(viii) shall be deemed not to apply. Notwithstanding anything contained herein to the contrary, the Company will not effect any transaction of the type referred to in clause (A), (B) or
(C) of this paragraph unless, prior to the consummation thereof, the Surviving Person (as defined in paragraph 17) thereof, if it is not the Company, shall assume, by written instrument mailed to each record holder of Preferred Stock, at such holder's address as it appears on the transfer books of the Company, the obligation to deliver to such holder such securities, cash or assets to which, in accordance with the foregoing provisions, such holder is entitled upon conversion. Nothing contained in this paragraph (xv) shall limit the rights of holders of the Preferred Stock to convert the Preferred Stock in connection with the transaction or limit the rights of holders under paragraph 5.



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                  (xvi) In any case in which this paragraph 3 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

         4. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

         5. REDEMPTIONS UPON A CHANGE IN CONTROL. If a Change in Control has occurred or the Company enters into a binding agreement to effect a Change in Control, the Company shall give prompt written notice of such Change in Control (or a proposed Change in Control) describing in reasonable detail the material terms and date or anticipated date of consummation thereof to each holder of Preferred Stock, and the Company shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. In respect of an actual or proposed Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, the Company shall be obligated, by notice given at any time before the effective date of such Change in Control or not more than 10 Business Days after the effective date of such Change in Control, to offer to purchase within 20 Business Days after the Change in Control all of the then outstanding Preferred Stock tendered under this paragraph at a purchase price in cash per share equal to the Liquidation Preference thereof plus



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an amount equal to 8% of the Liquidation Preference, compounded annually from the Preferred Stock Issue Date to the purchase date (the "Call Price"); provided, however, that in the case of a merger or consolidation where the Company is not the surviving corporation or a sale or other disposition of substantially all of the Company's assets, such notice shall be given at least 10 Business Days before the effective date of such Change in Control and such offer shall be to purchase concurrently with the effectiveness of such Change in Control. The Company shall in its Change in Control redemption offer afford to the holders of Preferred Stock at least five Business Days after the mailing or delivery of the Change in Control redemption offer in which to accept such redemption offer by written notice to the Company; the failure by any holder to accept such redemption offer within such time period shall be deemed a rejection of such redemption offer. Upon the occurrence of a Change in Control that is an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, each then outstanding share of Preferred Stock at the effective time of the Change in Control will be automatically converted into a number of shares of Common Stock equal to 110% of the Call Price per share of Preferred Stock divided by the closing price of a share of Common Stock on the Business Day prior to the effective date of the Change in Control. Notwithstanding anything to the contrary herein, offers by the Company under this paragraph 5 shall comply with all procedural and other requirements of federal and state securities laws then in effect, but no such provisions of such securities laws shall negate the obligation of the Company to purchase shares of the Preferred Stock under this paragraph 5 which are validly tendered and not withdrawn at the price set forth herein.

         "Change in Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting capital stock of the Company; except that, in the event that James L. Kirk, H. Wayne Huizenga, H. Family Investments, Inc. or any holder of Preferred Stock or any Affiliate of such holder, either individually or as part of a group shall become the beneficial owner of more than 50% of the total voting capital stock of the Company, then such event shall not constitute a Change in Control hereunder, unless, in the case of James L. Kirk, H. Wayne Huizenga and H. Family Investments, Inc., the effect of such event is that the Common Stock of the Company shall no longer be listed on a national securities exchange or quoted on NASDAQ or another national securities association, or (b) any Person consolidates with, or merges with or into, the Company, or the Company consolidates with, or merges with or into, another Person (other than a wholly-owned subsidiary of the Company) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, in any such event in a transaction in which the outstanding voting capital stock of the Company is converted into or exchanged for cash, securities or other property, provided that following any transaction described in this subpart (b) the holders of voting stock of the Company immediately prior to such transaction do not own more than 50% of the voting power of the voting stock of the Person surviving such transaction or to which such assets are transferred.



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         6. REDEMPTION AT THE OPTION OF THE COMPANY. At any time after the first anniversary of the Preferred Stock Issue Date, the Company may, at its election, redeem, in whole but not in part, the shares of the then outstanding Preferred Stock at a purchase price in cash per share equal to $14.00 compounded annually at the rate of 20% per annum for the period from the first anniversary of the Preferred Stock Issue Date up to and including the date of redemption. The Company will mail or cause to be delivered to each holder of the Preferred Stock a written notice of the Company's election to redeem shares of Preferred Stock not less than thirty (30) days prior to the date set for the redemption. The notice will state (i) the total number of shares of the Preferred Stock being redeemed; (ii) the number of shares of the Preferred Stock held by the holder that the Company intends to redeem; (iii) the aggregate purchase price for the shares of Preferred Stock being redeemed; (iv) the redemption date; and (v) that the holder is to surrender to the Company, at the office of the Company or the transfer agent for the Preferred Stock, the certificate or certificates representing the Preferred Stock to be redeemed. Such notice shall be accompanied by a representation by the Company to the effect that the consummation of the redemption will not render the Company insolvent or unable to pay its debts as they become due, as well as an opinion of counsel to the Company in form and substance reasonably satisfactory to the holders of the Preferred Stock to the effect that the consummation of the redemption will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries under, or give rise to a loss of any material benefit to which the Company or any of its subsidiaries is entitled under, or require any consent, approval or authorization under, any indenture, credit agreement or other material agreement to which the Company or any of the subsidiaries is a party or by which any of them are bound or to which any of their property is subject, or give the holder of any note, debenture or other evidence of indebtedness the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries. As soon as practical following the redemption date and receipt of the certificate or certificates representing the shares of Preferred Stock so redeemed, the Company shall deliver to the holder the aggregate price payable in respect of the redeemed shares and a new certificate representing the unredeemed portion of the shares, if any. At the effective date of the redemption the redeemed shares shall no longer be deemed outstanding shares of Preferred Stock for any purpose and shall thereafter only be deemed to entitle the holder to receive the redemption price upon surrender of the certificates formerly representing such shares of Preferred Stock.

         7. VOTING RIGHTS.

                  (i) The holders of Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws and the Delaware General Corporation Law (the "DGCL"), and except as set forth in paragraphs 7(ii) and (iii) below and as otherwise required by applicable law, the holders of the Preferred Stock shall be entitled to vote (or act by written consent) on all matters submitted to the stockholders for a vote (or for action), voting together with the holders of the Common Stock as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common




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Stock issuable upon conversion of the Preferred Stock as of the record date for such vote (or action) or, if no record date is specified, as of the date of such vote (or action).

                  (ii) In the election of directors of the Company, the holders of the Preferred Stock, voting separately as a single class to the exclusion of all other classes or series of the Company's capital stock and with each share of Preferred Stock entitled to one vote, shall be entitled to elect (i) two members of the Company's Board of Directors; provided that on the record date for such vote, Investcorp S.A. ("Investcorp") and its Affiliates have voting and dispositive power with respect to at least 66,666 shares of Preferred Stock or
(ii) one member of the Company's Board of Directors, provided that on the record date for such vote, Investcorp and its Affiliates have voting and dispositive power with respect to at least 33,333 shares of Preferred Stock; provided, however, that nothing herein shall be construed as a limitation on the right of the Board of Directors of the Company to increase the size of the Board of Directors. If on the record date relating to a meeting of stockholders for the election of directors, Investcorp and its Affiliates fail to have voting and dispositive power with respect to at least 33,333 shares of Preferred Stock, the holders of Preferred Stock shall only be entitled to vote for the election of directors on the basis set forth in paragraph 7(i). A person may be a director nominee or a successor director nominee of the holders of Preferred Stock only if he or she is acceptable to the Company, provided that the Company's acceptance shall not be unreasonably withheld.

                  (iii) In addition to any other vote required by law, the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding voting or consenting as the case may be, as one class, shall be required to:

                           (A) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities;

                           (B) amend or otherwise alter the Certificate of Designation setting forth this resolution or the Certificate of Incorporation in any manner that under the Delaware General Corporation Law requires the prior vote as a separate class of the holders of Preferred Stock;

                           (C) waive compliance with any provision of this Certificate of Designation; or

                           (D) make repurchases of, optional redemptions of and/or tender offers for, the capital stock of the Company, the aggregate fair market value of which exceeds 5% of the Company's market capitalization (determined as provided below) during any 12-month period that occurs in whole or in part during the first five years after the Preferred Stock Issue Date. For purposes of this clause (D), the Company's market capitalization shall be the product of the then-current market price per share of the Common Stock (determined as provided below) times the sum of the aggregate number of shares of Common Stock then outstanding.



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         For purposes of this clause (D), the current market price per share of
         Common Stock on any day shall be deemed to be the average of the closing prices of the Common Stock on the principal securities exchange on which the Common Stock is then traded for the 20 consecutive Trading Days ending the day before the day in question.

                           (E) authorize an amendment (including, but not limited to, an amendment resulting from a merger or consolidation unless it constitutes a Change in Control under paragraph 5) or waiver of the Company's Certificate of Incorporation or of the Certificate of Designation setting forth this resolution which would:

                           (1) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of Preferred Stock whose holders must consent to an amendment, supplement or waiver;

                           (2) reduce the Liquidation Preference or alter the provisions with respect to the redemption of the Preferred Stock;

                           (3) alter in any manner the conversion rights of the holders of Preferred Stock set forth in paragraph 3 hereof;

                           (4) reduce the rate of or change the time for payment of dividends on any share of Preferred Stock;

                           (5) waive the consequences of any failure to pay dividends on the Preferred Stock;

                           (6) make any share of Preferred Stock payable in any form other than that stated in the Certificate of Designation setting forth this resolution;

                           (7) make any change in the provisions of the Certificate of Designation setting forth this resolution relating to waivers of the rights of holders of Preferred Stock to receive the Liquidation Preference and dividends on the Preferred Stock;

                           (8) waive a redemption payment with respect to any share of Preferred Stock; or

                           (9) make any change in the foregoing amendment and waiver provisions.

                  (iv) Notwithstanding any other provision hereof, the Company in its sole discretion may in accordance with the provisions of applicable law



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


without the vote or consent of any holders of the Preferred Stock amend or supplement this Certificate of Designation:


                           (A) to cure any ambiguity, defect or inconsistency in any manner that does not adversely affect the holders of Preferred Stock;

                           (B) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or

                           (C) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the rights under this Certificate of Designation of any such holder.

         8. MERGER, CONSOLIDATION AND SALE OF ASSETS. Except for transactions which pursuant to paragraph 5 constitute a Change in Control, without the vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless, if the Company is not the Surviving Person, the Preferred Stock is converted into or exchanged for and becomes shares of such Surviving Person, having in respect of such Surviving Person the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction. The Surviving Person of such transaction shall thereafter be deemed to be the "Company" for all purposes of this Certificate of Designation.

         9. REPORTS. Provided the holders of the Preferred Stock are then entitled under the Certificate of Designation setting forth this resolution to elect as a class at least one member of the Company's Board of Directors pursuant to paragraph 7(ii) then, (a) the Company will, within three Business Days after their filing with the Commission, deliver to the holders of the Preferred Stock all documents filed by it with the Commission pursuant to the Securities Act or the Exchange Act, including exhibits thereto; and (b) promptly upon receipt thereof, copies of all final reports submitted to the Company or any of its subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit. The Company will also deliver to such holders, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders in their capacity as such or by any subsidiary of the Company to the Company's security holders.

         10. AMENDMENT. Except as specifically set forth herein, amendments to the Certificate of Designation setting forth this resolution may be made by the Company with the consent of the holders of a majority of the outstanding shares of Preferred Stock and any other approvals required by Delaware law.

         11. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. Except as provided in paragraph 12, the shares of Preferred Stock shall have no preemptive or subscription rights.

         12. PREEMPTIVE RIGHTS. Provided holders of Preferred Stock are entitled under the Certificate of Designation setting forth this resolution to elect as a class at least one member of the Company's Board of Directors pursuant to paragraph 7(ii), then the holders of Preferred Stock shall have preemptive rights to purchase or subscribe to purchase any capital stock of the Company, or any obligation or security convertible or exchangeable into or evidencing the right to purchase any capital stock of the Company, offered from time to time by the Company for cash in a public offering or private placement (other than any shares of capital stock of the Company, or any obligation or security convertible or exchangeable into or evidencing the right to purchase any capital stock of the Company, including shares of capital stock of the Company issuable upon conversion or exchange of any such right or obligation, issued or issuable as consideration in a business combination or as compensation to an employee, consultant or otherwise). In any case in which the rights of the holders of the Preferred Stock under this paragraph 12 are applicable, the Company shall submit a written offer to each holder of Preferred Stock identifying the stock, obligations or securities proposed to be sold, the terms of the proposed sale including but not limited to the price or the basis upon which the price is to be calculated (provided that, in connection with any proposed sale intended to be substantially at market price, the sales price disclosed can be substantially at market) and, to the extent practicable under the circumstances, the identity of the buyer or buyers, and offering to such holder the opportunity to purchase its proportionate share of such securities on terms and conditions, including price, not less favorable to the holder than those on which the Company proposes to sell such securities to any other purchaser. Each holder shall have the right to purchase its proportionate share of such securities based on the ratio which the Common Stock of the Company owned by or issuable to such holder upon conversion of any Preferred Stock that it owns bears to all the issued and outstanding shares of Common Stock of the Company. Any holder may transfer its right to be offered any such opportunity to any transferee that is an Affiliate of such holder, a holder of Preferred Stock or an Affiliate of a holder of Preferred Stock. The Company's offer to the holders of Preferred Stock shall remain open and irrevocable for 5 Business Days. Any shares so offered to the holders which they do not elect to purchase pursuant to such offer may be sold by the Company in accordance with the terms of the proposed offering at any time within 180 days following the date of such offer, but may not be sold after such 180 day period without renewed compliance with this paragraph 12.

         13. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         14. SEVERABILITY OF PROVISIONS. If any voting or other powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in the Certificate of Designation setting forth this resolution (as such Certificate of Designation setting forth this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting or other powers, preferences and relative, participating, optional and other special rights of Preferred

Stock and qualifications, limitations and restrictions thereof set forth in the Certificate of Designation setting forth this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting or other powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting or other powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting or other powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         15. RE-ISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

         16. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

         17. CERTAIN DEFINITIONS. As used in the Certificate of Designation setting forth this resolution, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Affiliate" shall have the meaning attributed thereto under Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "closing price" shall mean the closing price of a share of Common Stock, as reported in the Wall Street Journal, on the New York Stock Exchange or other national securities exchange or other national quotation system on which the Common Stock is then traded or quoted.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Common Stock, par value $.01 per share, of the Company as presently constituted.

         "Conversion Price" shall initially mean $7.00 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any Agency or political subdivision thereof or any other entity.

         "Preferred Stock Issue Date" means the date on which the Preferred Stock is originally issued by the Company under the Certificate of Designation setting forth this resolution.

         "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the assets of the Company, or the Person consolidating with or merging into the Company in a merger, consolidation or other corporate combination in which the Company is the continuing or surviving Person, in connection with which the Common Stock of the Company is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

         "Trading Day" means any day on which the New York Stock Exchange or other applicable stock exchange or market is open for business.

         IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by James L. Kirk, Chairman of the Board and Chief Executive Officer of the Company, this July 20, 1999.

                                          NATIONSRENT, INC.



                                          By: /s/ James L. Kirk
                                              -------------------------------
                                              James L. Kirk
                                              Chairman of the Board and Chief
                                              Executive Officer